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                                                                    Exhibit 3.69



                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT
                                       OF
                                [NAME OF ENTITY]
                     a California Limited Liability Company


         This Limited Liability Company Operating Agreement (the "Agreement") is entered into effective as of _______________, by __________________________,
a ______________________________________________, the Sole Member (the "Sole
Member") of ____________________________________________, a ___________________
(the "Company"). The Sole Member hereto agrees to form the Company pursuant to the Beverly-Killea Limited Liability Company Act (California Corporations Code
Section 17000 et. seq.; the "Act") upon the following terms and conditions:

                                   ARTICLE 1

                           NAME AND PLACE OF BUSINESS

         1.1 Name. The name of the Company is ________________________________
________________ , or such other name or names as the Sole Member may hereafter determine.

         1.2 Registered Office and Agent. The name and address of the Company's agent for service of process is ______________________________________________
________________________________, or such other eligible person as the Sole Member hereafter may determine.

         1.3 Place of Business. The Company's principal place of business is __ ___________________________________________, or such other place or places as the Sole Member hereafter may determine.

         1.4 Sole Member Address. The mailing address of the Sole Member is ___
_________________________________________________.

         1.5 Admission. The Sole Member is hereby deemed admitted as the sole member of the Company upon its execution and delivery of this Agreement.

                                   ARTICLE 2

                     PURPOSE, TERM AND OPERATIONS OF COMPANY

         2.1 Purpose. The purpose of the Company shall be to transact any and all lawful business for which limited liability companies may be organized under the Act. Without limiting the generality of the foregoing, the initial purpose of the Company shall be to ______________________________________________, and
to conduct other activities as may be necessary, incidental to or desirable in connection with the foregoing.


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         2.2 Term of Company. The term of the Company shall commence on the date the Articles of Organization for the Company are filed with the California Secretary of State in accordance with the provisions of the Act, and shall continue until dissolved and terminated pursuant to Article 6, below.

         2.3 Fiscal Year. The fiscal year of the Company shall end on the fiscal year end required for U.S. federal income tax purposes. The Sole Member is authorized to make all elections for tax or other purposes as the Sole Member deems necessary or appropriate in such connection, including the establishment and implementation of transition periods.

                                   ARTICLE 3

                     CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS

         3.1 Capital Contribution by Sole Member. The Sole Member shall contribute to the capital of the Company the amount of ________________________ ______________________________. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

         3.2 Limited Liability. The Sole Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company, except as otherwise provided in the Act.

         3.3 Distributions. The Sole Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) when made by the Company at such times, and from time to time, as the Sole Member deems appropriate, and (b) enjoy all other rights, benefits and interests in the Company.

                                   ARTICLE 4

                        MANAGEMENT AND BOOKS AND RECORDS

         4.1 Management.

             (a) The Sole Member agrees that the responsibility for managing the business and affairs of the Company shall be delegated to three (3) managers (who hereinafter shall be referred to individually as a "Manager" and collectively as the "Board"), and consents to the election of _________________ __________________ as Managers of the Company.

             (b) The Managers shall serve and continue in such office throughout the entire term of the Company unless removed earlier by written action of the Sole Member, by operation of law, by order or decree of any court of competent jurisdiction, by voluntary resignation or upon the dissolution of the Company.

             (c) In the event of the resignation, removal or termination of a Manager, for any reason whatsoever, the written consent of the Sole Member shall be required to designate a new Manager.

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             (d) The Board shall in each case act by a majority of Managers in office. The Board is hereby authorized to appoint one or more officers of the Company (each, an "Officer"), including, without limitation, a President, a Secretary, one or more Vice Presidents and one or more Assistant Vice Presidents and Assistant Secretaries. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company any and all contracts, certificates, agreements, instruments and other documents, and to take any other action which the Board deems necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Board. The Officers shall serve at the pleasure of the Board, and the Board may remove any person as an Officer and/or appoint other persons as Officers as the Board deems necessary or desirable. Any person or entity dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so, and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution by such Officer. By execution hereof, the Sole Member hereby appoints as the initial Officers the following persons, who shall hold the offices set forth opposite their respective names:

                            __________________  President
                            __________________  Vice President
                            __________________  Secretary/Treasurer.

         4.2 Books and Records. At all times during the term of existence of the Company, and beyond such term if the Sole Member deems it necessary, the Sole Member shall keep or cause the Company to keep the books and records required by the Act.

         4.3 Specific Powers of Sole Member. Without limiting any other rights, powers or authority which the Sole Member may have under this Agreement or by law, the Sole Member, acting on behalf of the Company, shall have and hereby is vested with all rights, powers and authority which an individual owner would have, including, without limitation, the right, power and authority to:

             (a) Purchase, own, sell, improve and operate real and/or personal property of the Company, or an undivided interest therein, and execute, in connection therewith, any purchase and/or sale agreements, escrow instructions, leases, construction contracts or other related documents;

             (b) Finance or refinance such property, or the Company's interest therein, and execute, in connection therewith, any promissory notes, deeds of trust or other related documents as may be required by any lender or title insurance company;

             (c) Execute and deliver any and all documents which may be necessary or desirable to carry on the business of the Company, including, but not limited to, deeds, assignments, bills of sale, land use applications, license/permit applications, bonds and contracts;

             (d) Take any and all other actions it deems necessary, desirable or convenient for the furtherance of the objects and purposes of the Company; and

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             (e) Exercise all other powers and rights conferred upon a limited liability company formed pursuant to the Act.


                                   ARTICLE 5

          TAX MATTERS; ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS

         5.1 Income Tax Purposes. The Sole Member hereby states its intention that the Company shall be treated as a disregarded entity for purposes of federal, state and local income tax laws, and further agrees that it will not take any position or make any election, in a tax return or otherwise, inconsistent herewith. In furtherance of the foregoing, to the extent permitted by law and if deemed advisable by the Sole Member, the Company will file its results of operations as part of the Sole Member's income tax returns for each year.

         5.2 Allocation of Profits and Losses. All Company profits and losses shall be allocated to the Sole Member.

         5.3 Allocation of Distributions. All Company distributions of cash or other assets shall be made to the Sole Member, at such times as the Sole Member shall determine.

                                   ARTICLE 6

                                   DISSOLUTION

         The Company shall dissolve and its affairs shall be wound up at such time, if any, (i) as the Sole Member may elect, or (ii) upon the entry of judicial dissolution pursuant to Section 17351 of the Act.

                                   ARTICLE 7

                          INDEMNIFICATION AND LIABILITY

         7.1 Right to Indemnification. Subject to the limitations and conditions provided in this Article 7, if the Sole Member is made a party or anticipates being made a party to, or otherwise is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such person is or was the Sole Member of the Company, the Sole Member shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by the Sole Member in connection with such Proceeding. Indemnification pursuant to this Article 7 shall continue after the Sole Member has ceased to be the sole member of the Company. The rights granted pursuant to this Article 7 shall be deemed contract rights, and no amendment, modification or repeal of this Article 7 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article 7 may involve indemnification for negligence or under theories of strict liability.

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         7.2 Advance Payment. The right to indemnification conferred in this
Article 7 shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by the Sole Member if the Sole Member was, is or is threatened to be made a named defendant or respondent in a Proceeding, in advance of the final disposition of the Proceeding and without any determination as to the Sole Member's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by the Sole Member in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by the Sole Member of its good faith belief that it has met the standard of conduct necessary for indemnification under this Article 7 and a written undertaking, by or on behalf of the Sole Member, to repay all amounts so advanced if it ultimately shall be determined that the Sole Member is not entitled to be indemnified under this
Article 7 or otherwise.

         7.3 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 7 shall not be exclusive of any other right which the Sole Member may have or hereafter may acquire under any law, any provision of the Articles of Organization of the Company or this Agreement, any other agreement, any vote of the Sole Member or otherwise.

         7.4 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and the Sole Member against any expense, liability or loss, whether or not the Company would have the power to provide indemnification against such expense, liability or loss under this Article 7.

         7.5 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Sole Member nor any officer, manager, affiliate, director, partner or controlling person of the Sole Member shall be obligated personally for any such debt, obligation or liability of the Company.

         7.6 Savings Clause. If this Article 7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company nevertheless shall indemnify and hold harmless the Sole Member as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any Proceeding, to the full extent permitted by any applicable portion of this Article 7 that shall not have been invalidated and to the fullest extent permitted by law.


                                    ARTICLE 8

                                    AMENDMENT

         Any amendment or supplement to this Agreement shall be effective only if in writing and if the same shall be consented to and approved by the Sole Member.

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                                   ARTICLE 9

                                  GOVERNING LAW

         This Agreement is governed by and shall be construed in accordance with the laws of the State of California (excluding its conflict-of-laws rules).


         IN WITNESS WHEREOF, the Sole Member of the Company has executed and delivered this Agreement to be effective as of the date set forth in the opening paragraph hereof.


                                    ____________________________
                                    a ____________________________________

                                    By: ______________________________________
                                        a _______________ corporation,
                                        Its General Partner



                                    By: _______________________________________
                                         Name:
                                         Title:

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